Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this current report on Form 8-K of Dolan Media Company our report dated February 13, 2009, on our audit of The Detroit Legal News Publishing, LLC, which appears in the Annual Report of Dolan Media Company on Form 10-K for the year ended December 31, 2008.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Southfield, Michigan
December 18, 2009